Exhibit 10.3

OUTSIDE DIRECTOR COMPENSATION PACKAGE

Effective January 1, 2021, Atlanticus Holdings Corporation (the “Company”) will pay each outside director who is independent in accordance with the NASDAQ and SEC rules governing director independence (an “Eligible Director”) the following for service to the Company:

Annual Cash Retainer	$50,000
Attendance Fee for Each Board Meeting (including telephonic attendance)	$3,000
Attendance Fee for Each Committee Meeting (including telephonic attendance)	$1,500

In addition, the Chair of each of the Audit Committee and the Social Impact Committee will receive an additional annual fee of $25,000. The Chair of each of the Nominating and Corporate Governance Committee and the Compensation Committee will receive an additional annual fee of $10,000. The Annual Cash Retainer and the Committee Chair fees will be paid semi-annually.

Each Eligible Director also will receive a restricted stock award of 4,000 shares, such grant to be effective on January 2, 2021. The restricted stock award will vest in two equal annual installments beginning on the first anniversary of the grant date.

The Company also will reimburse all reasonable out-of-pocket travel expenses that are incurred in connection with board and committee meetings.